OPERATING SERVICES AGREEMENT

      AGREEMENT dated February 28, 1997 by and between INVESCO Advisor Funds, Inc., a Maryland corporation (formerly known as The EBI Funds, Inc.) (the "Fund"), and INVESCO Services, Inc., a Georgia corporation (hereinafter referred to as "ISI."

      WHEREAS, the Fund is engaged in business as an open-end management investment company, is registered as such under the Investment Company Act of 1940, as amended (the "Act"), and is authorized to issues Class A and Class C shares representing interests in the following separate portfolios of investments: (1) the Equity Portfolio, (2) the Income Portfolio, (3) the Flex Portfolio, (4) the MultiFlex Portfolio 5) the Real Estate Portfolio, (6) the International Value Portfolio and (7) the Cash Management Portfolio (the "Series"); and

      WHEREAS, ISI is registered as an investment adviser under the Investment Advisers Act of 1940, and engages in the business of acting as investment adviser and providing certain other administrative, sub-accounting, and recordkeeping services to certain investment companies, including the Fund; and

      WHEREAS, the Fund desires to retain ISI, or companies retained by ISI at its expense, to render certain operational services which are necessary for the day-to-day operations of the Fund's Series (the "Services") in the manner and on the terms and conditions hereinafter set forth; and

      WHEREAS, ISI desires to be retained to perform directly, or to retain companies at its expense to perform, such services on said terms and conditions;

      NOW, THEREFORE, in consideration of the mutual covenants hereinafter contained, the Fund and ISI agree as follows:

1.    The  Fund  hereby   retains  ISI  to  provide,   or,  upon   receipt  of
      written approval of the Fund arrange for other companies, including affiliates of ISI, to provide to the Series: (a) such accounting services and functions, including costs and expenses of any independent public accountants, as are reasonably necessary for the operation of the Series; (b) such legal
      services   and   functions,   including   costs  and   expenses  of  any
      outside legal counsel that may be retained to perform non-litigation-related legal services for the Fund or the
      Directors of the Fund, as are reasonably necessary for the operation of the Series; (c) such dividend disbursing agent, dividend reinvestment agent, transfer agent, and registrar services and functions (including answering inquiries related to shareholder Fund accounts) as are reasonably necessary for the operation of the Series; (d) such custodian and depository services and functions as are reasonably necessary for the


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      operation  of the Series;  (e) such  independent  pricing  services as are reasonably necessary for the operation of the Series; (f) such shareholder reports (including dividend notices, statements of additional information
      and   prospectuses   sent  to  existing   shareholders)   and  reports  to
      brokerdealers, financial institutions and other organizations which render services and assistance in connection with the distribution of the shares of the Series describing the operations of the Series as are reasonably necessary for the operation of the Series; (g) such sub-accounting and recordkeeping services and functions (other than those books and records required to be maintained by ISI under the Investment Advisory Agreement between the Fund and ISI dated February 28, 1997 (the "Investment Advisory Agreement"), including maintenance of shareholder records and shareholder information concerning the status of their Fund accounts by investment advisers, broker-dealers, financial institutions, and other organizations on behalf of ISI, as are reasonably necessary for the operation of the Series; and (h) such administrative services and functions (other than those administrative responsibilities specifically assumed by ISI under the Investment Advisory Agreement), including the fees and expenses involved in maintaining the registration and qualification of the Fund and of its Series' shares under laws administered by the Securities and Exchange Commission, the various states, or under other applicable regulatory requirements, the costs of printing and distributing notices of shareholders' meetings, proxy statements, and other communications to the Fund's shareholders, as well as all expenses of shareholders' meetings and Directors' meetings, all costs, fees or other expenses arising in
      connection  with  the  organization  of  new  Series,   including  initial
      registration and qualification of the new Series under the Act and under the Securities Act of 1933, as amended, the initial determination of the new Series' tax status and any rulings obtained for this purpose, the initial registration and qualification of the new Series' securities under the laws of any state and the approval of the new Series' operations by any other federal or state authority, insurance premiums, the costs of designing, printing, and issuing certificates representing shares of the Fund's Series, premiums for the fidelity bond maintained by the Fund pursuant to Section 17(g) of the Act and rules promulgated thereunder (except for such premiums as may be allocated to third parties, as
      insureds   thereunder),   and  association  and  institute  dues,  as  are
      reasonably necessary for the operation of the Series. All books and records prepared and maintained by ISI for the Fund under this Agreement shall be the property of the Fund and, upon request therefor, ISI shall surrender to the Fund such of the books and records so requested.

2. ISI shall, at its own expense, maintain such staff and employ or retain such personnel and consult with such other persons as it shall from time to time determine to be necessary or useful to the performance of its obligations under this Agreement. Without limiting the generality of the foregoing, such staff and personnel shall be deemed to include officers of ISI and persons employed or otherwise retained by ISI to provide or assist in providing Services to the Series.


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3.    ISI shall, at its own expense,  provide such office space,  facilities and equipment (including, but not limited to, computer equipment, telephone and other communication lines and supplies) and such clerical help and personnel and other services as shall be necessary to provide the Services to the Series.

4. The Fund will, from time to time, furnish or otherwise make available to ISI such information relating to the business and affairs of the Series as ISI may reasonably require in order to discharge its duties and obligations hereunder.

5. For the services rendered, facilities furnished, and expenses assumed by ISI under this Agreement, the Fund shall pay to ISI a  fee  computed  on  a  daily  basis  and  paid  on  a  monthly  basis.
      For  purposes  of  each  daily   calculation   of  this  fee,  the  most
      recently    determined   net   asset   value   of   each   Series,    as
      determined by a valuation made in accordance with the Fund's procedure for calculating Series net asset value as described in the Fund's Prospectus and/or Statement of Additional
      Information,  shall  be  used.  The  fee to  ISI  under  this  Agreement shall  be  computed  at  the  annual  rate  of  0.45%  of  each  Series'
      daily  net  assets  as  so  determined.   During  any  period  when  the
      determination of a Series' net asset value is suspended by the directors of the Fund, the net asset value of a share of that
      Series  as  of  the  last   business   day  prior  to  such   suspension
      shall, for the purpose of this Paragraph 5, be deemed to be the net asset value at the close of each succeeding business day until it is again determined.

6.    ISI   will   permit   representatives   of  the   Fund   including   the
      Fund's independent auditors to have reasonable access to the personnel and records of ISI in order to enable such representatives to monitor the quality of services being provided and the level of fees due ISI pursuant to this Agreement. In addition, ISI shallpromptly deliver to the Board of  Directors  of  the  Fund  such  information  as  may  reasonably  be requested from time to time to permit the Board of Directors to make an informed determination regarding continuation of this Agreement and the payments contemplated to be made hereunder.

7. This Agreement shall continue in effect from year to year provided such continuance is approved at least annually by the vote of a majority of the directors of the Fund who are not parties to this Agreement or "interested persons" (as defined in the Act) of any such party; and further provided, however, that (a) the Fund may, at any time and without the payment of
      any  penalty,   terminate   this   Agreement   upon  thirty  (30)  days'
      written   notice   to  ISI;   (b)  the   Agreement   shall   immediately


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      terminate  in the event of its  assignment  (within the meaning of the Act and the Rules thereunder) unless the Board of Directors of the Fund approves such assignment; and (c) ISI may terminate this Agreement without payment of penalty on sixty (60) days' written notice to the Fund. Any notice under this Agreement shall be given in writing, addressed and delivered, or mailed post-paid, to the other party at the principal office of such party.

8. This Agreement shall be construed in accordance with the laws of the State of Georgia and the applicable provisions of the Act. To the extent the applicable law of the State of Georgia or any of the provisions herein conflict with the applicable provisions of the Act, the latter shall control.




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      IN WITNESS  WHEREOF,  the parties  hereto have executed and delivered this
Agreement on the day and year first above written.

                                    INVESCO ADVISOR FUNDS, INC.


                                       /s/ Hubert L. Harris
                                    By:-------------------------------
                                          Hubert L. Harris, Jr.
                                          President
       /s/ Tony D. Green
ATTEST:-----------------------
            Tony D. Green,
            Secretary


                                    INVESCO SERVICES, INC.



                                        /s/ Michael J. Hanley
                                    By: ---------------------------
                                          Michael J. Hanley
                                          President
       /s/ Tony D. Green
ATTEST:-----------------------
            Tony D. Green,
            Secretary